Exhibit 99

This Form 4 is being filed by Lorenzo  J. Fertitta as a director of the Issuer.  Lorenzo J. Fertitta is also a beneficial owner of 10% or more of the Issuer’s Class A Common Stock (assuming that all of the LLC Units beneficially owned by Lorenzo J. Fertitta were exchanged for the Issuer’s Class A Common Stock) as a result of his ownership interest in Fertitta Business Management LLC (“FBM”)  and FI Station Investor LLC (“FI Station”).

FI Station is owned by Fertitta Investment LLC (“Fertitta Investment”), KVF Investments, LLC (“KVF”) and LNA Investments, LLC (“LNA”).  Fertitta Investment is owned by FBM, KVF and LNA.  FI Station and Fertitta Investment are managed by Fertitta Holdco LLC, which is owned and managed by Frank J. Fertitta III and Lorenzo J. Fertitta.  KVF is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit for his three children.  LNA is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children.

FBM is owned and controlled (i) 50% by the F & J Fertitta Family Business Trust (the “F&J Trust”), a revocable trust for which Frank J. Fertitta III has sole investment and voting power, and (ii) 50% by the L & T Fertitta Family Business Trus (the “L&T Trust”), a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power.

Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A Common Stock, shares of Class B common Stock and LLC Units beneficially owned by FI Station, Fertitta Investment, FBM, KVF, LNA, the F&J Trust and the L&T Trust, except to the extent of any pecuniary interest therein.